                                   EXHIBIT G
                 RESPONSE TO FEBRUARY 13, 1997 DATA REQUEST OF
                     THE SECURITIES AND EXCHANGE COMMISSION

1. PLEASE INCLUDE IN THE RECORD OPERATING REVENUES, OPERATING INCOME AND NET INCOME FOR THE MOST RECENT AVAILABLE 12-MONTH PERIOD, AND ASSETS AND NUMBER OF CUSTOMERS AS OF THE MOST RECENT AVAILABLE DATE, ATTRIBUTABLE TO THE UTILITY OPERATIONS OF HOUSTON INDUSTRIES INCORPORATED AND NORAM ENERGY CORP., AND RELATED RATIOS WITH RESPECT TO EACH ITEM.


                                                                                               NORAM/NORAM
FOR 12-MONTH                                                                 HI/HL&P            LOCAL GAS
PERIOD AT                   HOUSTON               NORAM ENERGY             PERCENTAGE OF        PERCENTAGE
12/31/96             INDUSTRIES INCORPORATED          CORP.                    TOTAL             OF TOTAL
--------------------------------------------------------------------------------------------------------------
OPERATING REVENUES       Consolidated*            Consolidated*                 49%                51%
                         $3,984,157,000           $4,176,349,000

GROSS OPERATING          HL&P                     NorAm Local Gas               66%                34%
UTILITY REVENUE          $4,025,000,000           Distribution
                                                  $2,144,000,000
--------------------------------------------------------------------------------------------------------------
CONSOLIDATED             $990,000,000             $314,093,000                  76%                24%
OPERATING INCOME
--------------------------------------------------------------------------------------------------------------
NET OPERATING            HI                       NorAm                         81%                19%
UTILITY INCOME           $405,000,000             $91,000,000

CONSOLIDATED             HL&P $732,000,000        NorAm Local Gas               82%                18%
NET INCOME                                        Distribution
                                                  $178,000,000
--------------------------------------------------------------------------------------------------------------
CONSOLIDATED             $12,136,000,000*         $3,474,000,000*               78%                22%
ASSETS
                         Total Utility Assets     Total Utility Assets          85%                15%
                         HL&P $10,596,000,000     NorAm Local Gas
                                                  Distribution
                                                  $1,921,000,000
--------------------------------------------------------------------------------------------------------------
CUSTOMERS                HL&P 1,528,000*          Local Gas Distribution        36%                64%
                                                  2,736,000*
                                                  (Texas customers:
                                                  Arkla 45,728
                                                  Entex 1,166,119)
--------------------------------------------------------------------------------------------------------------

*  For 12-month period at 9/30/96

2. PLEASE INCLUDE A BRIEF NARRATIVE EXPLANATION OF WHY NORAM HAS SIGNIFICANTLY MORE CUSTOMERS THAN HL&P.

                The different nature of the utility services provided by electric utility and gas distribution companies would suggest that meaningful comparisons probably cannot be made based on number of customers. It is our impression, for example, that the Commission has only considered the relative number of customers as one of many contextual facts, not as a determining standard, in evaluating utility combinations.

                In the case of HL&P and NorAm, direct comparisons of customer bases may be confusing. HL&P serves 1,528,000 customers, but all are located within the City of Houston and its surrounding areas, a highly concentrated and industrialized area. Within this area, the number of HL&P's customers predominates over the number of NorAm's customers. However, NorAm's local distribution companies provide gas service to a much larger geographic area, encompassing not only the Houston area, but rural areas in other parts of Texas, Louisiana, Arkansas and Oklahoma, and NorAm provides gas service in the City of Minneapolis. Within this much larger geographic area, NorAm serves a total of 2,736,000 customers.

                The number of customers served by a retail public utility depends on three factors: the nature of the utility service, the size of the geographic area in which the utility is authorized to provide service and the population density within that geographic area. Under traditional public utility regulation, the regulatory authority grants each retail public utility a "certificate of convenience and necessity" to provide utility service within a defined geographic boundary. While minor overlaps in such territories are frequent, the bulk of the retail customers in a given area will usually be served by a single public utility, and within that defined area the public utility generally has an obligation to provide utility service at nondiscriminatory rates to all who request such service. If the certificated area encompasses a large municipality, the potential customer base, of course, is larger than an area that is primarily rural in nature. Also, the nature of the utility service can influence the willingness of individual customers to obtain service from the utility. For example, the cost of natural gas line extensions and the availability of alternatives to natural gas tend to reduce the number of rural natural gas customers in some areas, though rural electric service can be more prevalent as a result of the efforts of the Rural Electrification Administration and retail electric co-ops.

                To provide electric service, HL&P, as with other electric utilities, has constructed large generating facilities at high capital cost, and creates the electricity HL&P sells through the transformation into electric energy of the fuels HL&P purchases from others (natural gas, coal, lignite and uranium). Today, relatively minor amounts of the electric energy sold are purchased from other producers. HL&P distributes electric energy to its customers through a network of power lines which HL&P has constructed and maintains. While the costs associated with that function are not insubstantial, they are relatively small when compared with the cost associated with generation of electric energy.

                Natural gas utilities such as the NorAm distribution companies, on the other hand, operate principally as distributors of natural gas purchased from others. The facilities used for that distribution constitute the gas utility's primary assets, which are relatively small in comparison with the total assets of an electric generating company such as HL&P. The fuel component of the distribution company's business is a pass-through of purchased gas costs. Therefore, the actual portion of NorAm's revenues that relate to the gas distribution company's activities are relatively small.

3. THE APPLICATION STATES THAT HOUSTON WILL GET AN OPINION OF A NATIONALLY RECOGNIZED STATISTICAL RATING ORGANIZATION AS TO THE EFFECT OF THE BASIC MERGERS ON THE OUTSTANDING DEBT OF HOUSTON AND NORAM. PLEASE UPDATE THE STATUS OF THIS MATTER.

On December 12, 1996, Moody's Investors Service issued the following HI/HL&P ratings for HI/HL&P debt, after giving effect to the Merger:

           HI Commercial Paper (existing Rating is P-2; no rating was issued giving effect to the Merger; the HI commercial paper will not continue after the Merger);

           HI Senior Unsecured Debentures (Baa2 to Baa1);

           HL&P Commercial Paper (P-1 to P-2);

           HL&P  First Mortgage Bonds (A2 to A3).

On October 1, 1996, Standard & Poor's issued the following ratings for HI/HL&P debt, after giving effect to the Merger:

           HI Senior Unsecured Debentures (A-to BBB+);

           HL&P Commercial Paper (A-1 to A-2);

           HL&P First Mortgage Bonds  (A to A-).

On December 12, 1996, Moody's Investors Service issued the following rating changes for NorAm debt, after giving effect to the Merger:

           NorAm Notes and Debentures  (no change);

           NorAm Subordinated Debt  (no change).

On October 1, 1996, Standard & Poor's issued the following rating changes for NorAm debt, after giving effect to the Merger:

           NorAm Notes and Debentures  (BBB-to BBB);

           NorAm Subordinated Debt  (BB+ to BBB-).

On January 31, 1997, Moody's rated FinanceCo, the newly created Borrower, as follows:

           FinanceCo Commercial Paper  (P-2);

           Bank debt of $2.7 billion (Baa1).

Further information is provided in Appendix 1, a summary of rating information for Houston Industries.

4. PLEASE DESCRIBE THE APPROVALS AND CONSENTS RECEIVED FROM MUNICIPALITIES IN TEXAS, INCLUDING THE CITY OF HOUSTON, AND FILE ANY RELATED DOCUMENTS AS EXHIBITS.

                Section 6.01 of the Texas Gas Utility Regulatory Act requires that gas utilities provide notice to the Texas Railroad Commission when they acquire gas utilities, but does not require notice to the Texas Railroad Commission of electric utility acquisitions of gas utilities. Most of Entex's franchise agreements negotiated with municipalities for the use of the municipalities' streets are silent regarding merger approvals. Several franchises require municipal approval of mergers with other gas utilities, but do not require approval of mergers with an electric utility. The City of Tyler required notice of the Merger, with approval granted by operation of law, when the City did not object to the Merger by a date certain. Franchises in the cities of Houston, Longview and Stafford required City Council action, as reflected in the attached ordinances (see Appendix 2, Exhibits 1-3).

                Four municipal approvals were required under the terms of various NorAm franchise contracts:

o On December 18, 1996, the Houston City Council adopted an ordinance approving the transfer of Entex's franchise through the Merger. The ordinance was adopted without dissent. See Appendix 2: Exhibit 1.

o On October 2, 1996, Stafford's City Council adopted an ordinance approving the Merger. See Appendix 2: Exhibit 2.

o On November 7, 1996, Longview's City Council adopted an ordinance approving a transfer of Arkla's franchise and recognizing the Merger. See Appendix 2: Exhibit 3.

o On December 15, 1996, approval for the transfer of franchise application before the City of Tyler became effective by operation of law. There exists no formal order or approval.

5. PLEASE UPDATE THE STATUS OF THE NUCLEAR REGULATORY COMMISSION DETERMINATIONS WITH RESPECT TO THE OPERATING LICENSE FOR THE SOUTH TEXAS PROJECT.

                 On December 9, 1996, the Nuclear Regulatory Commission ("NRC") informed HL&P that the NRC staff believes that no NRC action is required for the Merger to occur. See Appendix 3, Letter from NRC to HL&P (December 9, 1996).

6. PLEASE EXPLAIN WHY THE APPLICANTS BELIEVE THAT PUBLIC SERVICE COMMISSIONS PREFER A STRUCTURE THAT PROVIDES LEGAL SEPARATION BETWEEN THE ENTITIES PROVIDING GAS AND ELECTRIC SERVICE.

                 The legal separation of the gas and electricity operations serves several ends, each of which are consistent with the goals and duties of state regulatory agencies. First, the segregation of the gas and utility operations is well understood and familiar to both state regulators and to financial markets. In Texas, for example, the separation of regulation by the establishment of two, separate regulatory bodies having quite distinct responsibilities--one for gas and one for electric utilities--further reflects this operational division. Financing sources and financial analysts have familiarity with evaluating the financial positions of the gas company and the electric company as separate entities. Accordingly, a corporate structure which keeps those entities separate, does no violence to the pattern of state regulation. Rather, this separation facilitates the combined company's access to capital markets, serving the preferences of lower cost financing specifically designed for the separate and different businesses.

                 Similarly, state regulators are comfortable with analyzing gas and electric utilities separately. The Minnesota Public Utilities Commission ("Minnesota"), for example, voiced concern about the increased difficulty in regulation that would transpire if Minnesota became obligated to consider issues related to nuclear generating facilities owned by the same entity that Minnesota regulated for gas rates. Minnesota noted that the risk pattern for a company with nuclear generating facilities is different from that of a gas distribution utility.

                That difference obviously extends beyond the presence of nuclear plants. For example, an electric utility can have different capital needs and cost issues by virtue of its need to build and maintain generating facilities. While there are many similarities among gas distribution utilities, even in different geographical areas, the state regulators of NorAm's gas operations are not necessarily fully conversant with the types of business and regulatory issues that HL&P would face in providing electric service in Houston, Texas. Naturally, more regulatory effort would be required if the staffs of NorAm's current state regulators were obligated to consider how to allocate capital costs across a fully merged "Utilicorp-type" entity and to understand the interrelationship among regulatory concerns facing HL&P electric customers and NorAm gas customers.

                 While the regulatory tasks associated with a "Utilicorp-type" structure would not be insurmountable, regulatory issues are more easily addressed by maintaining the separately regulated businesses in individual corporate subsidiaries. Each business would be better situated to address its particular capital needs and regulators would be able to focus on only those issues and requirements related to the utility services being provided in their jurisdictions.

7. PLEASE STATE IN THE RECORD WHETHER HOUSTON INDUSTRIES INCORPORATED AND NORAM WILL CONTINUE TO BE SUBJECT TO STATE AND LOCAL UTILITY REGULATION BY THE SAME REGULATORS AND TO THE SAME EXTENT AS ARE CURRENTLY APPLICABLE TO HL&P AND NORAM.

                 Nothing in the proposed Merger will modify any state or local regulatory authority over the HI and NorAm entities. Each state and local regulatory authority will continue to exercise its regulatory jurisdiction.

                 The only regulatory complication is an additional regulatory scrutiny of the parent corporation by state regulators. Because HI's unregulated subsidiary, Houston Industries Energy, Inc. ("HI Energy"), is engaged in foreign utility investments, the state regulators in Oklahoma, Arkansas, Mississippi and Louisiana have been asked to provide the certifications provided for under Section 33 of the Act for HI investments in addition to those investments NorAm is pursuing.

8. PLEASE INCLUDE A BRIEF NARRATIVE DESCRIPTION OF THE TYPES OF NONUTILITY BUSINESSES IN WHICH HOUSTON INDUSTRIES AND ITS SUBSIDIARIES ARE CURRENTLY ENGAGED.

                 HI owns one million shares of Time Warner Inc. common stock and 11 million shares of non-publicly traded Time Warner Inc. convertible preferred stock, which securities HI received in July 1995 as consideration for the sale of its cable television subsidiary. HI has recorded its investment in these securities at the then current combined fair value of approximately
$1 billion on its consolidated balance sheets. Also, through its Development Ventures, Inc. subsidiary, HI continues to hold minor, largely inactive investments that were made previously but which have been written off for financial purposes.(1)

                 HI recently formed a subsidiary to pursue certain energy services businesses. These would include providing appliance services, assisting in energy audits for industrial and commercial facilities and in developing projects to use electrotechnologies to enhance efficiency and cost effectiveness for industrial and commercial facilities. In addition, HI is currently pursuing, through another subsidiary, investments in power generation projects involving domestic exempt wholesale generation facilities.

                 HI Energy has the following foreign utility company investments (all of which are the subject of U-57 filings), which are utility businesses but are not regulated by domestic regulatory authorities:

      EDELAP S.A. (Argentine electric utility in La Plata, Argentina);

      Central Dique S.A. (Argentine electric utility associated with EDELAP
      S.A.);

      Edese S.A. (Argentine electric utility in Santiago del Estero, Argentina);

      Rain Calcining Limited (petroleum coke calcination facility and associated cogeneration facility under construction but expected to sell electricity at wholesale to the Andhra Pradesh State Electricity Board); and

      Light-Servicos de Eletricidade S.A. (Brazilian electric utility servicing Rio de Janeiro).

See Appendix 4 for a summary of aggregate investments in foreign utility companies and exempt wholesale generators by HI Energy.

                 In addition, a subsidiary of HI Energy currently serves as contract operator of a cogeneration facility owned by Shell Oil Company at its Deer Park Refinery, near Houston.(2)







-------------------

        (1) In the past, HI has held investments in cable television, oil and gas properties and rail car maintenance facilities. These businesses have been sold, but HI has retained the corporate entities through which those businesses were conducted.


        (2) HI Energy also owns interests in two waste-to-energy projects near Chicago, but those projects are inactive due to a change in Illinois regulatory treatments.

                                   APPENDIX 1
                               SUMMARY OF RATINGS

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                               SUMMARY OF RATINGS

                                    02/14/97

                                             Duff & Phelps               Moody's                      Standard & Poor's
                                           ------------------    --------------------------     -------------------------------
                                                      Est. of
                                                      Post
                                                      Merger     Prior     New      Date of     Prior       New         Date of
                                           Rating     Rating     Rating    Rating   Change      Rating      Rating      Change
                                           ------     ------     ------    ------   ------      ------      ------      --------

Houston Industries Incorporated
-------------------------------
   Commercial Paper                         D-2        D-1        P-2      None    12/12/96     A-2         A-2
   Senior Unsecured Debentures              BBB+       A-         Baa2     Baa1    12/12/96     A-          BBB+         10/1/96

Houston Lighting & Power Company
--------------------------------

   Domestic Commercial Paper                D-1        D-1        P-1      P-2     12/12/96     A-1         A-2        10/1/96
   Euro Commercial Paper                    NR                    P-1      P-2     12/12/96     A-1         A-2        10/1/96
   First Mortgage Bonds                     A+         A          A2       A3      12/12/96     A           A-         10/1/96
   Unsecured Pollution Control Bonds        A          A-         A3       Baa1    12/12/96     A           BBB+       10/1/96
   Preferred Stock                          A          BBB+       baa1     baa2    01/31/97     A-          BBB+       10/1/96
   Trust Preferred and Capital              A          BBB+                baa1    01/31/97                 BBB+       1/31/97
      Securities
   Subordinated Debt Related to Trust                                      Baa2    01/31/97
      Preferred and Capital Security




                                    G-1-1

                                                Duff & Phelps                   Moody's                    Standard & Poor's
                                             --------------------   ---------------------------    -------------------------------
                                                         Est. of
                                                         Post
                                                         Merger     Prior      New     Date of     Prior       New         Date of
                                              Rating     Rating     Rating    Rating   Change      Rating      Rating      Change
                                              ------     ------     ------    ------   ------      ------      ------      --------

Houston Industries FinanceCo LP
--------------------------------
Commercial Paper                                                               P-2     01/31/97                BBB+         12/4/96
Bank Debt of $2.7 billion                                                      Baal    01/31/97


NorAm Energy Corp.
------------------
Notes and Debentures                       BBB-           BBB        Baa3      Baa3     12/12/96    BBB-      BBB          10/1/96
Convertible Preferred Stock                BB+            BBB-
Subordinated Debt                                                    Ba1       Ba1      12/12/96    BB+       BBB-         10/1/96


NorAm Financing I
-----------------
Cv. TOPrS                                  BB+            BBB-       bal       bal      12/12/96    BB+       BBB-         10/1/96







                                    G-1-2

                                   APPENDIX 2
                APPROVALS AND CONSENTS FROM TEXAS MUNICIPALITIES

                                                           APPENDIX 2: EXHIBIT 1

                  CITY OF HOUSTON, TEXAS ORDINANCE NO. 96-1342

           AN ORDINANCE APPROVING THE TRANSFER OF NORAM ENERGY CORP. TO HI MERGER, INC. (AN ENTITY TO BE RENAMED NORAM ENERGY, INC.) OF NORAM ENERGY CORP.'S RIGHT, PRIVILEGE AND FRANCHISE TO USE ALL OF THE CITY OF HOUSTON'S PRESENT AND FUTURE STREETS, AVENUES, ALLEYS, ROADS, SIDEWALKS, EASEMENT AND OTHER RIGHTS OF WAY FOR ITS NATURAL GAS OPERATIONS UNDER CITY OF HOUSTON ORDINANCE NO. 37-2031 (SAID TRANSFER TO OCCUR THROUGH MERGER); EXPRESSLY MAKING THE RIGHTS AND PRIVILEGES SO TRANSFERABLE SUBJECT TO ALL TERMS, CONDITIONS AND LIMITATIONS OF CITY OF HOUSTON ORDINANCE NO. 37-2031; ACKNOWLEDGING THAT NORAM ENERGY CORP. HAS COMPLIED WITH SECTION 20 OF CITY OF HOUSTON ORDINANCE NO. 37-2031; PROVIDING FOR SEVERABILITY; AND DECLARING AN EMERGENCY.

                                  * * * * * *

           BE IT ORDAINED BY THE CITY COUNCIL OF THE CITY OF HOUSTON:

           Section 1. The transfer by NorAm Energy Corp. to HI Merger, Inc. (a wholly owned subsidiary of Houston Industries Incorporated which subsidiary will be renamed NorAm Energy Corp. following the merger of NorAm Energy Corp. into HI Merger, Inc.) of its right, privilege and franchise to use all of the City of Houston's present and future streets, avenues, alleys, roads, highways, sidewalks, easement and other public rights of way for its natural gas business operations under City of Houston Ordinance No. 87-2031 is approved by the City of Houston City Council contingent upon the completion of the proposed merger proposal of Houston Industries Incorporated into Houston Lighting & Power Company and of NorAm Energy Corp. into HI Merger, Inc. resulting in NorAm





                                    G-2-1.1

Energy Corp.'s becoming a wholly owned subsidiary of Houston Industries Incorporated. It is further acknowledged that this approval complies with
Section 20 of City of Houston Ordinance No. 87-2031.

           Section 2. The rights, privileges and franchise to be so transferred are hereby expressly declared to be subject to all terms, conditions and limitations of City of Houston Ordinance No. 87-2031.

           Section 3. If any provision, section, subsection, clause or phrase of this ordinance is for any reason held to be unconstitutional, void or invalid or for any reason unenforceable, the validity of the remaining portions of this ordinance shall not be affected thereby, it being the intent of the City of Houston in enacting this ordinance that no portion hereof or provision hereof shall become inoperative or fail by reason of any unconstitutionality or invalidity of any other portion, provision or regulation and, to this end, all provisions of this ordinance are declared to be severable.

           Section 4. A public emergency exists requiring that this ordinance by passed finally on the date of its introduction as requested in writing by the Mayor; therefore, this ordinance shall be passed finally on such date and shall take effect immediately upon its passage and approval by the Mayor; however, if the Mayor fails to sign this ordinance within five days after its passage and adoption, it shall take effect in accordance with Article VI,
Section 6 of the Houston City Charter.

                PASSED AND APPROVED THIS 18th DAY OF Dec., 1996.

                           _____________________________________________________
                           Mayor of the City of Houston





                                    G-2-1.2

           Pursuant to Article VI, Section 6, Houston City Charter, and Section 4 of the foregoing Ordinance, the effective date of the foregoing Ordinance is December 24, 1996.


                                        /s/ ANNA RUSSELL
                                        ----------------------------------------
                                        City Secretary


Prepared by Legal Dept.
                       _________________________________________________________
                       Senior Assistant City Attorney

(Requested by Richard Lews, Director, Department of Finance and Administration) (I.D. File No. 349633001)





                                    G-2-1.3

                                                           APPENDIX 2: EXHIBIT 2

                              RESOLUTION NO. 96-5

 A RESOLUTION CONSENTING TO THE MERGER OF NORAM ENERGY CORP., INTO HI MERGER,
                             INC., A WHOLLY OWNED
                 SUBSIDIARY OF HOUSTON INDUSTRIES INCORPORATED.

                                *  *  *  *  *  *

           WHEREAS, by Ordinance No. 456, passed and approved the 14th day of March 1990, the City of Stafford, Texas (the "City") granted to Entex, formerly a division of Arkla, Inc., but now known as the Entex Division of NorAm Energy Corp. (hereinafter referred to as "NorAm"), a franchise to supply natural gas to the City for a period of twenty (20) years; and

           WHEREAS, under the terms of such franchise agreement, Entex may not combine with another company unless such combination is expressly authorized and approved by the City Council of the City; and

           WHEREAS, NorAm has recently announced its plan to merge into HI Merger, Inc., a wholly owned subsidiary of Houston Industries Incorporated; and

           WHEREAS, NorAm will continue to operate under the franchise agreement and will be responsible for all existing obligations under such agreement; now therefore BE IT RESOLVED BY THE CITY COUNCIL OF THE CITY OF STAFFORD, TEXAS:

           Section 1. The merger of NorAm into HI Merger, Inc., a wholly owned subsidiary of Houston Industries Inc., is hereby authorized and approved by the City Council of the City of Stafford, Texas; provided, however, such consent to the merger shall not be effective until HI Merger, Inc., has filed with the City Secretary of the City an instrument,





                                    G-2-2.1
duly executed, accepting the terms of the franchise agreement and agreeing to comply with all of the provisions thereof.

           Section 2. This Resolution shall take effect and be in force from and after the date of adoption hereof.

        PASSED, APPROVED, AND RESOLVED this 2nd day of  October, 1996.


                                        /s/ LEONARD SCARCELLA
                                        --------------------------------------
                                        Leonard Scarcella
                                        Mayor



ATTEST:


/s/ BONNIE BAIAMONTE
----------------------------------
Bonnie Baiamonte
City Secretary

                                   ACCEPTANCE

           HI Merger, Inc., a ___________ corporation hereby accepts the terms of that certain franchise agreement entered into by and between Entex and the City of Stafford,





                                    G-2-2.2

Texas, pursuant to City of Stafford Ordinance No. 456, passed and approved the 14th day of March 1990, a copy of which is attached hereto, and agrees to be bound by and comply with all of the terms and provisions thereof.


                                  HI MERGER, INC.

                                  By:
                                        ----------------------------------------
                                  Name:
                                        ----------------------------------------
                                  Title:
                                        ----------------------------------------


Dated this _____ day of ___________, 1996





                                    G-2-2.3

THE STATE OF TEXAS   )
                     )
COUNTY OF FORT BEND  )



           I, Bonnie Baiamonte, City Secretary of the City of Stafford, Texas, hereby certify that the above and foregoing Acceptance was received and filed in the office of the City Secretary on the ______ day of ____________, 1996.



           EXECUTED UNDER MY HAND AND THE OFFICIAL SEAL of the City of Stafford, Texas, this _____ day of _________, 1996.


                                        ________________________________________
                                        Bonnie Baiamonte



(SEAL)





                                    G-2-2.4

                                                           APPENDIX 2: EXHIBIT 3

                               ORDINANCE NO. 2597


           AN ORDINANCE OF THE CITY COUNCIL OF THE CITY OF LONGVIEW, TEXAS, APPROVING THE TRANSFER OF FRANCHISE ORDINANCE NO. 2389 WHICH GRANTED AUTHORITY TO ENTEX, A DIVISION OF ARKLA, INC. (THE FORMER NAME OF ENTEX, A DIVISION OF NORAM ENERGY CORPORATION), A FRANCHISE TO FURNISH AND SUPPLY GAS TO THE GENERAL PUBLIC IN THE CITY OF LONGVIEW, THE SAME TO BE TRANSFERRED TO HI MERGER, INC., THEREBY RECOGNIZING THE MERGER OF ENTEX, AND ITS PARENT COMPANY NORAM ENERGY CORPORATION, WITH HOUSTON INDUSTRIES, HOUSTON LIGHTING AND POWER COMPANY, AND HI MERGER CORPORATION; PROVIDING A REPEALER; PROVIDER A SEVERABILITY CLAUSE; MAKING OTHER FINDINGS AND PROVISIONS RELATED TO THE SUBJECT; AND PROVIDING AN EFFECTIVE DATE.


           WHEREAS, on April 28, 1994, the city of Longview, Texas, granted a franchise to Entex, a division of Arkla, Inc. (the former name of Entex, a Division of NorAm Energy Corporation), for the right to furnish and supply gas to the general public in the city limits of the City of Longview; and,

           WHEREAS, Article XIX of the aforesaid Ordinance No. 2389 provides in part as follows:

           "This franchise shall not be amended, renewed, extended, assigned, or otherwise transferred without twenty (20) days advance written notice to the City of such intended change and without official approval of the City Council of the City in accordance with the Charter and ordinances of the City. For the purposes hereof, 'transfer' shall include transfer of the rights hereunder to another division of Grantee or the sale of Grantee or an affected division of Grantee, whether by sale of stock, sale of assets, a combination of both, or otherwise."; and,





                                    G-2-3.1

           WHEREAS, Article XII, Section 12.02 of the City Charter contains similar language related to the transfer of franchises; and,

           WHEREAS, Entex, a division of NorAm Energy Corporation, has provided sufficient and adequate notice to the City of its intent to merge with and among Houston Industries, Houston Lighting and Power Company, HI Merger Corporation and NorAm Energy Corporation, thereby requiring the transfer of franchise No.2389 to the merged corporation now referred to as HI Merger Corporation; NOW, THEREFORE,

           BE IT ORDAINED BY THE CITY COUNCIL OF THE CITY OF LONGVIEW, TEXAS:

           Section 1. That the findings set out in the preamble to this ordinance are hereby in all things approved.

           Section 2. That the transfer of the franchise and franchise rights previously afforded Entex, a division of Arkla, Inc. (the former name of Entex, a Division of NorAm Energy Corporation), by Ordinance No. 2389, adopted on second and final reading by the City Council of the city of Longview, Texas, on April 28, 1994, the same to be transferred to HI Merger Corporation, is hereby in all things approved effective the date of this ordinance; and thereafter, the rights, privileges, and obligations of Entex shall likewise be transferred to HI Merger Corporation and thereafter, the aforesaid HI Merger Corporation shall for all things be considered the "Grantee" thereunder.

           Section 3. That pursuant to Section XIX of Ordinance No. 2389, the City Council of the City of Longview, Texas, hereby consents to the merger of NorAm Energy Corporation into HI Merger Corporation.





                                    G-2-3.2

           Section 4. That the consent granted herein is also deemed to apply to the franchise granted Unit Gas Transmission Company pursuant to Ordinance No. 2391, dated April 28, 1994, to the extent such consent is required under Ordinance No. 2391.

           Section 5. That to the extent that same may be repealed by this ordinance, all ordinances and parts of ordinances in conflict herewith are hereby repealed to the extent of such conflict only.

           Section 6. That the approval granted herein satisfies the requirements of Article XIX of the franchise with regard to transfer of said franchise, but shall not be construed nor shall it act as a modification of, amendment to, or extension of the aforesaid franchise.

           Section 7. That the approval granted herein shall not be construed in any way as a waiver or relinquishment of any claim or cause of action, or other right related to the franchise that City may have against Entex or NorAm Energy Corporation, and the same shall be and is hereafter preserved and reserved unto the City of Longview against the aforesaid companies or against HI Merger Corporation as the successor in interest under said franchise.

           Section 8. That all provisions of this ordinance are hereby declared to be severable, and each section of this ordinance, and each part of each section hereof, is hereby declared to be an independent section or part of section, and the holding of any section of part thereof to be unconstitutional, void, illegal, ineffective, or contrary to the provisions of the Charter of the City of Longview, Texas, any amendments thereto, or any state or federal law, for any reason, shall not affect any other section or part of section of this ordinance.





                                    G-2-3.3

           Section 9. That this ordinance shall take effect from and after its date of passage and publication as required by law.



           PASSED, APPROVED AND ADOPTED this 7th day of  November, 1996.

                                         /s/ I.J. PATTERSON
                                        -------------------------------------
                                        Mayor

ATTEST:


/s/ LOIS McCALEB
--------------------------------
City Secretary


APPROVED AS TO FORM



________________________________
City Attorney





                                    G-2-3.4

THE STATE OF TEXAS     )
                       )
COUNTY OF GREGG        )



I, Lois McCaleb, City Secretary of the City of Longview, Texas, am the legal custodian of the City's files and records. I further certify that the attached is a true, accurate, and complete copy of City of Longview instruments and records as those instruments are filed with the records of the City.



                                         /s/ LOIS McCALEB
                                        --------------------------------------
                                        Lois McCaleb
                                        City Secretary



SWORN TO AND SUBSCRIBED BEFORE ME, the undersigned authority, by the said Lois McCaleb, City Secretary, on this the 12th day of November, 1996.


                            /s/ MARY LEE ABLES
                  ---------------------------------------
                                Mary Lee Ables





                                    G-2-3.5

                                   APPENDIX 3
                                   NRC LETTER

                                 UNITED STATES
                         NUCLEAR REGULATORY COMMISSION
                          WASHINGTON, D.C. 20555-0001



                                        December 9, 1996



Mr. William T. Cottle
Executive Vice-President &
  General Manager, Nuclear
Houston Lighting & Power Company
South Texas Project Electric
  Generating Station
P.O. Box 289
Wadsworth, TX  77483

SUBJECT: MERGER OF HOUSTON LIGHTING & POWER COMPANY AND ITS PARENT, HOUSTON INDUSTRIES INCORPORATED, WITH NORAM ENERGY CORPORATION, SOUTH TEXAS PROJECT UNITS 1 AND 2 (TAC NOS. M96704 AND M96705)

Dear Mr. Cottle:

By letter dated October 3, 1996, Houston Lighting & Power Company (HL&P) confirmed a presentation made to the Nuclear Regulatory Commission (NRC) staff during a September 12, 1996, meeting, regarding the proposed merger of HL&P and its parent, Houston Industries Incorporated (HII), with NorAm Energy Corporation (NorAm). The letter describes the proposed merger and states that HL&P will submit an administrative license amendment request to reflect the planned name change from HL&P to HII.

The October 3, 1996, letter concludes that aside from the name change, there is no impact on HL&P's licenses as a result of this transaction and no NRC action is required. The letter then asks that NRC confirm this conclusion.





                                     G-3-1

The NRC staff has reviewed your October 3, 1996, letter and based on the information provided, believes that no NRC action under 10 CFR 50.80 is required before the proposed transactions occur.

                                        Sincerely,


                                        William D. Beckner, Director
                                        Project Directorate IV-I
                                        Division of Reactor Projects III/IV
                                        Office of Nuclear Reactor Regulation

Docket Nos. 50-498 and 50-499
cc:   See next page





                                    G-3-2

                                   APPENDIX 4
                     AGGREGATE INVESTMENT IN FUCOS AND EWGS
                                   (12/31/96)

               HI Energy Aggregate Investment in FUCOs and EWGs(1)
                                   (12/31/96)


           Project                                                 Amount
           -------                                              ------------
Empresa Distribuidora La Plata S.A./Central
      Dique S.A. (FUCOs)                                        $ 84,262,000

Empresa Distribuidora de Electricidad de Santiago
           del Estero (FUCO)                                    $ 15,655,000

Rain Calcining Limited (FUCO)                                   $ 13,519,000(2)

Light Servicos de Electricidade S.A. (FUCO)                     $393,119,000

Hie Argener S.A./HIE Opco S.A. (EWGs)                           $ 50,440,000(3)
                                                                ------------

                 Aggregate Investment                           $556,995,000
                                                                ============

__________________________________

        (1)"Aggregate investment" means all amounts invested, or committed to be invested, in exempt wholesale generators and foreign utility companies, for which there is recourse, directly or indirectly, to HI. For purposes of calculating aggregate investment, HI includes (i) the amounts contributed by HI to HI Energy that are invested in exempt wholesale generators located outside the United States and foreign utility companies (less amounts distributed to HI from HI Energy as a result of such investments), plus (ii) development costs (such as costs incurred in preparing a bid, conducting due diligence examinations and engaging in preliminary discussions) that culminate in the acquisition of the exempt wholesale generator or foreign utility company, plus
(iii) the amount of any guarantee or other funding commitment that is recourse to HI.

        (2)Includes $5,334,008 in contingent obligations under the terms of a support agreement entered into by HI in favor of Citibank. Such support agreement was entered into in connection with the issuance by Citibank of a letter of credit to ensure the timely payment of amounts owed to the construction contractor for the Rain Project.

        (3)Does not include $53,000,000 in unfunded to go construction costs which are non-recourse to HI.

                                     G-4-1